Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD LICENSES BIOPESTICIDE RIGHTS

Newport Beach, Ca – October 27, 2011—American Vanguard Corporation (NYSE:AVD) today announced that its wholly owned subsidiary AMVAC Chemical Corporation has licensed the rights to two recently issued U.S. patents from Summerdale Incorporated (Verona, Wisconsin, USA). This exclusive licensing agreement grants AMVAC worldwide rights to develop patented products for pre-harvest and post-harvest commercial crop protection uses as fungicides, sanitizers, desiccants and/or harvest aids. One of the lead candidates, AMV4024, has been in development for more than three years, and shows good potential as a broad-spectrum bio-fungicide. In addition, another candidate, AMV5680 is also being tested as a crop desiccant aid. Other lead compounds may be evaluated for further development as sanitizers or for other post-harvest uses.

Glen Johnson, AMVAC’s Senior VP and Director of Business & Product Development commented: “Securing these valuable licensing rights allows us to develop a broad range of products in different market segments and will continue to expand AMVAC’s biopesticide product line into the future. AMVAC’s green portfolio began with the acquisition of exclusive marketing rights in 1999 to develop and launch azadirachtin-based products with unique formulation technology— Ornazin® and Ecozin® Plus and continued to build with the licensing of patented potato sprout inhibitor technology from Washington State University in 2005. Since obtaining this exclusive license from WSU, AMVAC now has successfully developed and globally tested the active ingredient, 3-decen-2-one (SmartBlock® coded as AMV1018), and presently awaits both U.S. and Canadian registrations. We believe that SmartBlock which is also an FDA-approved direct food additive, will enjoy considerable commercial success world-wide, based on excellent product performance and unique market needs. Pursuing such new green technology avenues together with our proven success in marketing conventional crop protection chemicals, will further broaden our portfolio and help AMVAC meet an ever-increasing global demand for food, feed, fiber and biofuels.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:

American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com